Exhibit 4.8.84 - Document List - LIST OF HEATING VENTILATION DRAWINGS 4
	Drawing List			Page 4	Total 4
Building Owner	Shenyang Sunshine Pharmaceutical Company Limited	Design No.	D Wen-558-1-HV-4/4-4/4	Project No.	Q558
Project Title	New Plant Project of Shenyang Sunshine Pharmaceutical Company Limited	Sub-project Title	Air-conditioning and Ventilation	Design Item	Heating Ventilation HVAC/Secondary Construction Design
Drawing No.	Drawing Title			Size	Remark
D-558-2-HV-93	PLAN OF CONDENSED WATER PIPING IN GENERATOR ROOM OF THE SECOND FLOOR			A1	Drawing No. of Design Consultant:E05-061305-82
D-558-2-HV-94	ISOMETRIC DRAWING OF FCU-AHU PIPING			A1
D-558-2-HV-95	PLAN OF DRAINAGE IN THE SECOND FLOOR			A1	Drawing No. of Design Consultant:E10-061305-2-3/8
D-558-2-HV-96	FLOW CHART OF PY11-PY41, PY71 SMOKE EXHAUST SYSTEM AND LIST OF SMOKE EXHAUST FAN, AIR OUTLET AND VALVE			A1	Drawing No. of Design Consultant:E05-061305-1
D-558-2-HV-97	ZONING PLAN OF SMOKE PREVENTION IN THE FIRST FLOOR			A1	Drawing No. of Design Consultant:E05-061305-2
D-558-2-HV-98	PLAN LAYOUT OF SMOKE EXHAUST AIR DUCT IN THE FIRST FLOOR			A1	Drawing No. of Design Consultant:E05-061305-3
D-558-2-HV-99	ZONING PLAN OF SMOKE PREVENTION IN THE SECOND FLOOR			A1	Drawing No. of Design Consultant:E05-061305-4
D-558-2-HV-100	PLAN LAYOUT OF SMOKE EXHAUST AIR DUCT IN THE SECOND FLOOR			A1	Drawing No. of Design Consultant:E05-061305-5

Project Principal	Checked by	Authorized by		Date	2009.05.15